Exhibit (a)(1)(L)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE NOTICE OF WITHDRAWAL
UNDER THE STOCK OPTION EXCHANGE PROGRAM

Date:	[ ], 2009
To:	[Insert Name of IGT Eligible Employee]
From:	[Insert Name], [Insert Title]
Subject:	Rejected Notice of Withdrawal under Stock Option Exchange Program

Unfortunately, we could not accept your notice of withdrawal under the Stock Option Exchange Program for the following reason(s):

☐	The notice of withdrawal was received after the expiration deadline of 5:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Exchange Offer is extended).

☐

The notice of withdrawal was not properly signed (please note that the notice of withdrawal must be signed exactly as the eligible’s employee’s name appears on the stock option agreement for the eligible options being surrendered).

☐	It is unclear which eligible option grants are to be withdrawn and/or you failed to make any withdrawal elections.

☐	Other:

If you wish to withdraw previously surrendered eligible options and the deadline noted above has not occurred, please either:

(i)	Change your election on the Stock Option Exchange Program website at https://igt.optionelection.com and follow the instructions on the website; or

(ii)

Correct the defects noted above on the attached notice of withdrawal and send it as soon as possible to the attention of the IGT’s Stock Plan Administration Group, by hand, by interoffice mail, by facsimile (775) 448-0770, by regular or overnight mail (International Game Technology, 9295 Prototype Drive, Reno, NV  89521-8986, Attention: Stock Plan Administration Group), or by email to option.exchange@IGT.com.

In either case, IGT must receive your withdrawal election (whether submitted electronically through the Stock Option Exchange Program website or submitted in paper form) before the expiration deadline of 5:00 p.m., Pacific Time, on November 3, 2009 (or such later date as may apply if the Exchange Offer is extended).  Please ensure that you receive a confirmation of receipt from us after you submit your notice of withdrawal.

If we do not receive a properly completed and signed notice of withdrawal or an online withdrawal before the deadline noted above, all previously surrendered eligible options will be cancelled and exchanged pursuant to the terms and conditions of the Exchange Offer.

If you have any questions, please contact IGT’s Stock Plan Administration Group by email at option.exchange@IGT.com.